Exhibit 99.1

The Marquie Group Provides Update on Year-End Audit and Launch of New Website

Dallas, Texas – August 13, 2025 – The Marquie Group, Inc. (OTCID:TMGI) (the “Company”) today announced that its year-end audit and preparation of its Annual Report on Form 10-K are underway. The Company expects to file the Form 10-K within the required timeframe, although it anticipates utilizing the permitted extension period.

Marc Angell, current Chief Executive Officer, stated, “We are continuing to work with our existing vendors during the audit process, and I am pleased with the progress and relationships that remain in place.”

The Company also announced the launch of its new corporate website at www.tmgiusa.com. Ryan O’Leary, incoming Chief Executive Officer (upon closing of the announced change in control transaction), commented, “The website will continue to expand over time with additional content, and it will be a central resource for updates we need to share with shareholders and the public.”

Cautionary Disclosure About Forward-Looking Statements

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of The Marquie Group, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. There is no guarantee that the Company will achieve operational cash flow positive status. The Company has no obligation to provide the recipient with additional updated information. No information in this press release should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

For The Marquie Group, Inc.

Marc Angell

Chief Executive Officer

800-351-3021

marc@tmgiusa.com